UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 30, 2011
(Date of earliest event reported: June 8, 2011)

Commission File Number 001-11248

Green Technology Solutions, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	84-0938688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2880 Zanker Road, Suite 203
San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 432-7285

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01:	OTHER EVENTS.

On June 8, 2011, we signed a profit participation agreement (the “PPA”) with Ar Erhkes (“AEC”), a Mongolian company.  AEC holds the mineral rights to three sites as described in the PPA. Under the terms of the PPA, we agreed to pay AEC $10,000 per month for the next six months in exchange for profit participation rights. We have the right to receive up to 15% of the future net profits generated and realized by AEC from mining operations of the respective sites, with 5% granted upon funding of the first payment and the other 10% vesting on a pro rata basis with the subsequent payments. We also agreed to excavate and test core samples from the sites to identify rare minerals, and pay certain other development expenses as described in the PPA.

On June 27, 2011, the strategic alliance between Beijing Bullion Transfer Group and Green Technology Solutions, Inc. signed a profit participation agreement (the “PPA”) with Ar Ehkes (“AEC”), a Mongolian company.  AEC holds the mineral rights to a potential mining site as described in the PPA. Under the terms of the PPA, we agreed to pay AEC $10,000 per month for the next six months in exchange for profit participation rights. We have the right to receive up to 15% of the future net profits generated and realized by AEC from mining operations of the site, with 5% granted upon funding of the first payment and the other 10% vesting on a pro rata basis with the subsequent payments. We also agreed to excavate and test core samples from the sites to identify precious metals, and pay certain other development expenses as described in the PPA.

ITEM 9.01:	EXHIBITS

Exhibits

Exhibit Number	Description

2.5	Profit Participation Agreement, dated June 8, 2011, by and between Green Technology Solutions, Inc. and Ar Erhkes.

2.6	Profit Participation Agreement, dated June 27, 2011, by and between the strategic alliance of Beijing Bullion Transfer Group with Green Technology Solutions. and Ar Erkhes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 30, 2011	Green Technology Solutions, Inc.

	By:	/s/ John Shearer
John Shearer
Chief Executive Officer